Exhibit 10.34

Fairchild Semiconductor 3030 Orchard Parkway San Jose, CA 95134 www.fairchildsemi.com

December 22, 2010

Mark S. Thompson

3030 Orchard Parkway

San Jose, CA 95134

Dear Mark:

This letter sets forth an award agreement between you and Fairchild Semiconductor International, Inc. (the “Company”) regarding the terms and conditions of a long-term incentive award made to you under the Fairchild Semiconductor 2007 Stock Plan (as it may hereafter be amended, the “Plan”). Accordingly, you and the Company agree as follows:

1. Long-Term Incentive Awards. Upon the payment to you of any cash incentive bonus under the Enhanced Fairchild Incentive Plan, or any successor or replacement plan under which annual cash incentive bonus awards are made, in respect of any of the five annual measurement periods corresponding to the Company’s fiscal years 2011 to 2015 inclusively (each such award, if any, your “Bonus”), the Company will grant you a separate, additional long-term incentive award consisting of two components, a Cash Incentive Award and an award of restricted stock units or RSUs, each as defined and determined below. The total value of the incentive award (including both components) for any year (the “Incentive Value”) will be equal to the amount of your Bonus multiplied by a Stock Performance Multiplier for the year with respect to which the Bonus relates, determined as follows:

Percentage increase in the Average Stock Price for the calendar year ending immediately prior to the payment of the Bonus over the preceding calendar year	Stock Performance Multiplier

Less than or equal to 0%	0

Greater than 0% and less than or equal to 5.0%	0.5

Greater than 5.0% and less than or equal to 10.0%	1.0

Greater than 10.0% and less than or equal to 20.0%	1.0, plus 0.05 for each increase of 100 basis points in the Average Stock Price in excess of 10.0%

Greater than 20.0%	1.5

“Average Stock Price” means the unweighted average of the daily closing price per share of the Company’s common stock, as reported on the New York Stock Exchange, for all trading days in the applicable calendar year.

2. Award Components. For each fiscal year for which a long-term incentive award is payable under this agreement, the Company will (a) on the date such Bonus, if any, is paid, credit an amount equal to half the corresponding Incentive Value to a book-entry account created and maintained by the Company for you for such purpose (the “Cash Incentive Award”) and (b) grant you a number of restricted stock units under the Plan (“RSUs”) equal to half of the Incentive Value divided by the closing price per share of the Company’s common stock on the date the Incentive Value is determined, rounded to the nearest whole share. Each RSU grant date will be the same date that stock grants are made to officers of the Company under the Company’s annual stock grant program, or the trading day on or nearest March 5, whichever is later. For the avoidance of doubt, Cash Incentive Awards are considered Incentive Bonus Awards under Section 9 of the Plan, and RSUs are considered grants that are subject to a performance period of at least one year under Section 8(c) of the Plan.

Mark S. Thompson

December 22, 2010

3. Administration. The Company will report the value of each Cash Incentive Award, and the aggregate balance of all Cash Incentive Awards, to you promptly following the crediting of such amounts. RSU grants will be reflected in customary award agreements between you and the Company under the Plan, each of which will be consistent with and incorporate as necessary the terms of this agreement, and will be administered by the Company and its stock plan administrator in a manner similar to other equity awards under the Plan.

4. Vesting. All Cash Incentive Awards by then credited to you, and all RSUs by then granted to you, will vest in full on the earlier of (a) March 10, 2016 (the “Incentive Date”) or (b) the date on which your employment with the Company terminates because of your death, Disability, termination by the Company without Cause or by you for Good Reason, including any such termination by the Company or its successor following a Change in Control (any of which, a “Qualifying Termination”). “Disability”, “Cause”, “Good Reason” and “Change in Control” have the meanings defined in your employment agreement dated December 9, 2009 (your “Employment Agreement”).

5. Payment/Settlement. Subject to the deferral provisions described in Section 8 below and compliance with any tax withholding obligations as set forth in Section 7 below, on the earlier of (a) the first business day after the Incentive Date or (b) the first business day that is at least six months and one day following a Qualifying Termination (such earlier date, the “Settlement Date”), (i) the Company will make a lump-sum cash distribution to you of the value of all vested Cash Incentive Awards, and (ii) all vested RSUs will be settled by the delivery to you of one share of Company common stock (subject to adjustment under Section 12 of the Plan) in respect of each vested RSU. Notwithstanding the above, (i) for administrative or other reasons, the Company may from time to time temporarily suspend the issuance of common shares in respect of RSUs, (ii) the Company shall not be obligated to deliver any shares of the common stock during any period when the Company determines that the delivery of shares hereunder would violate any federal, state or other applicable laws, (iii) the Company may issue shares of the common stock hereunder subject to any restrictive legends that, as determined by the Company’s counsel, are necessary to comply with securities or other regulatory requirements and (iv) the date on which shares are issued hereunder may include a delay in order to provide the Company such time as it determines appropriate to address tax withholding and other administrative matters. Prior to any issuance of shares of common stock of any RSUs earned hereunder, no such shares will be reserved or earmarked for you or your account nor shall you have any of the rights of a stockholder with respect to such shares. Any payments or settlements under this agreement that result from a termination by the Company not for Cause, or by you for Good Reason, will be subject to the conditions set forth in Sections 6(b), 6(c) and/or 7(h), as the case may be, of your Employment Agreement.

6. Employment Termination for Cause or Without Good Reason. If your employment with the Company terminates prior to the Incentive Date other than in a Qualifying Termination, including but not limited to termination by the Company for Cause, or a resignation by you other than for Good Reason, then none of your Cash Incentive Awards or RSUs will vest and each such award will be automatically cancelled and forfeited back to the Company upon such termination of employment without any additional action by the Company.

Mark S. Thompson

December 22, 2010

7. Taxes. You are ultimately liable and responsible for all taxes owed by you in connection with your award hereunder, regardless of any action the Company takes or any transaction pursuant to this Paragraph 7 with respect to any tax withholding obligations that arise in connection with the award. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of the Cash Incentive Award and/or RSUs or the subsequent sale of any of the shares of common stock delivered in settlement of the RSUs. The Company does not commit and is under no obligation to structure this agreement to reduce or eliminate your tax liability. The Company will not deliver any shares in respect of any RSUs unless and until you have made arrangements satisfactory to the Company to satisfy applicable withholding tax obligations. Withholding may be effected, at the Company’s option, by withholding cash and/or Company common stock issuable in connection with the vesting of the Cash Incentive Award and RSUs. You acknowledge that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the delivery of the RSUs from any amounts payable by it to you (including, without limitation, future cash wages).

8. Deferral. Subject to the satisfaction of all of the tax withholding obligations, you may elect each year to defer the payment/settlement of the Cash Incentive Award and/or the RSUs, if any, earned with respect to that year by submitting to the Company an election to defer receipt in a form provided by the Company. In the event you intend to defer the payment/settlement of the Cash Incentive Award and/or the RSUs with respect to any year, you must submit to the Company a deferral election form prior to the date that is six months before the end of the performance period to which the Bonus for the year relates. You hereby represent that you understand the effect of any such deferral under relevant federal, state and local tax laws.

9. Section 409A Compliance. This agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (“Section 409A”) or an exemption from Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this agreement providing for the payment of any amounts upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A. If you are deemed on the date of termination of employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is considered deferred compensation under Section 409A payable on account of a “separation from service,” and that is not exempt from Section 409A as involuntary separation pay or a short-term deferral (or otherwise), such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service” or (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph shall be paid to you in a lump sum without interest, and any remaining payments and benefits due under this agreement shall be paid or provided in accordance with the normal payment dates specified for them.

10. Successors. This agreement is personal to you and without the prior written consent of the Company is not assignable by you otherwise than by will or the laws of descent and distribution. This agreement will inure to the benefit of and be enforceable by your legal representatives. This agreement will inure to the benefit of and be binding upon the Company and its successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this agreement and any other agreements entered into pursuant to this agreement, including the Plan, in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Without limiting any other rights or remedies you may have as a result of the Company’s failure to obtain such express assumption and agreement on or before the effective date of such succession, such failure will have the same effect under this agreement as a termination of your employment by the Company without Cause, effective on the effective date of such a succession. As used in this agreement, “Company” shall mean the Company as defined above and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this agreement by operation of law, or otherwise.

Mark S. Thompson

December 22, 2010

11. Miscellaneous. Your award hereunder (including the right to cash payment and the RSUs) is not transferable, whether voluntarily or involuntarily, by operation of law or otherwise, except as provided in the Plan. Any assignment, pledge, transfer, or other disposition, voluntary or involuntary, of your award made, or any attachment, execution, garnishment, or lien issued against or placed upon your award, other than as so permitted, shall be void. This agreement, together with the Plan and award agreements made pursuant to this agreement and the Plan, are legally binding and contain the entire understanding of the Company and you with respect to the subject matter hereof and supersede all prior agreements or commitments relating thereto. It is understood that payments made to you under this agreement shall be in addition to, and not in lieu of, any amounts payable to you under your Employment Agreement. In the event that any provision of this agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision. The italicized headings in this agreement are for convenience of reference only and shall not have any force or effect. The terms of this agreement are governed by the terms of the Plan, as it exists on the date of hereof and as the Plan is amended from time to time. Nothing in the Plan, in this agreement or any other instrument executed pursuant thereto or hereto shall confer upon you any right to continued employment with the Company or any of its affiliates. This agreement shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflict of laws.

Please indicate your agreement to the above terms by signing where indicated below.

Yours truly,

FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

By:	/s/ Ronald W. Shelly
Ronald W. Shelly Lead Independent Director and Chair, Compensation Committee

AGREED:

/s/ Mark S. Thompson
Mark S. Thompson